UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 25, 2014

XUMANII INTERNATIONAL HOLDINGS CORP.
 (Exact name of registrant as specified in its charter)

NEVADA	333-169280	90-09582397
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

  9550 South Eastern Ave. Suite 253-A86
Las Vegas, NV  89123

(Address of principal executive offices)(Zip Code)

800-416-5934

(Registrant's Telephone Number, Including Area Code)

Item 8.01 Other events

Xumanii International Holdings Corp.(DBA Imerjn, OTCQB: XUII) (the “Company”), announced that it has completed the acquisition of Rocky Mountain Tracking, Inc. ("RMT"), an established provider of GPS tracking solutions in North America on July 21, 2014. The Company has signed a definitive agreement to acquire RMT Leasing Inc. and its subsidiary Rocky Mountain Tracking Inc. This transaction is not subject to any further action and is effective immediately.

For the year ended April 30, 2014, RMT generated revenues of $1.3 million and EBITDA of approximately $146,000. Xumanii acquired RMT for purchase price of $2.6 million consisting of a combination of cash, a seller note and Preferred Stock.

RMT has been a leading provider of GPS tracking solutions since 2003. It offers several GPS trackers and GPS tracking systems that are ideal for personal or business use. RMT's software is proprietary and enables users to track the movement of virtually anything using superior tracking devices.

 * Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

The purchase price allocation is preliminary awaiting a final valuation of the assets acquired.  The estimated fair values of the assets acquired and the liabilities assumed at July 25, 2014 are as follows:

Cash and cash equivalents	$8153
Accounts receivable	4,184
Other assets	22,741
Fixed assets	84,521
Intangible assets	639,500
Accounts payable and accrued liabilities	(61,670)
Net assets acquired	$697,429
Goodwill	1,939,441
Total	$2,636,870

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Filed as Exhibit 99.1 are the audited combined financial statements for the years ended April 30, 2014 and 2013 for RMT.

(b) Pro Forma Financial Information.

Filed as Exhibit 99.2 are the unaudited pro forma combined financial information of Xumanii and RMT.

(d) Exhibits

Exhibit
Number	Description

99.1	Audited combined financial statements for the years ended April 30, 2014 and 2013 for RMT.

99.2	Unaudited pro forma combined financial information of Xumanii and RMT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Xumanii International Holdings Corp, Inc.

Date: October 29, 2014	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer